Exhibit 99.1

Kopin Provides Business Update and Second Quarter of 2020 Operating Results

  Q2 Product Revenues Increase 50% Year Over Year
  R&D and SG&A expenses Decline 41% Year over Year
  Breakthrough Developments with Dual-Stack OLED Micro Displays
  Shipped First Production Order of OLED Backplane Wafers; Received Follow-on Order

WESTBOROUGH, Mass.--(BUSINESS WIRE)--August 4, 2020--Kopin Corporation (Nasdaq: KOPN), a leading developer and provider of high resolution micro displays, optical modules and display sub-assemblies, today provided an update on its business initiatives and financial results for the second quarter ended June 27, 2020.

"We are very pleased that strong demand for our products continued in the second quarter with our total product revenues growing by 50% year over year,” said Dr. John C.C. Fan, CEO of Kopin." Revenue growth was driven by shipments for current defense production programs along with funded development programs tied to longer term revenue opportunities. Our strong pipeline of defense development programs, which are in support of soldiers, fixed-wing and rotary aircraft and armored vehicles, continues to expand and is now the strongest in Kopin’s history. While some of these development programs may not contribute significantly to product revenue for the next year or two, or perhaps not all, we expect the strength in our defense revenues to continue.”

Dr. Fan continued, “From an operational standpoint, our ongoing initiatives to improve execution and manufacturing efficiencies are starting to show results, and we achieved further progress in reducing our cost structure. In the second quarter R&D and SG&A were lower by 41% versus the second quarter of 2019, with current internal R&D investments primarily focused on our Organic Light Emitting Diode (OLED) displays. We recently announced our latest achievement in the Lightning® 2.6K x 2.6K OLED display (2560 x 2560 resolution) based on our duo-stack, ColorMaxTM technology, which demonstrated breakthrough color fidelity (> 115% sRGB) combined with high efficiency (> 6 candela per ampere) and brightness (> 1000 nits). In addition to shipping our first production order of OLED backplane wafers in the quarter, we also received a follow-on order.

“Our continued success would not be possible without the dedication of our employees. Kopin has remained open and operating during the COVID 19 lockdown due to the essential nature of our defense-related business. I believe we have done a great job coordinating the activities of our employees, both working on-site and remotely. While we continue to take additional precautions, our AMLCD products are made in a Class 10 cleanroom where our employees have always been gowned and worn masks and gloves, providing important protection.”

Dr. Fan concluded, “While we continue to manage through these unusual times, we believe our strong defense business, our full suite of micro displays, OLED micro displays development activities and continued emphasis on efficiently managing our cost structure will enable us to continue our momentum into the second half of 2020 and beyond.”

Second Quarter Financial Results

Product revenues for the second quarter ended June 27, 2020 were $6.7 million, compared with $4.4 million for the second quarter ended June 29, 2019, a 50% increase year over year. Funded research, development and other revenues were $2.1 million for the second quarter ended June 27, 2020 compared with $4.7 million for the second quarter ended June 29, 2019. Included in the $4.7 million of revenues for the second quarter of 2019 was a one-time license fee payment of $3.5 million. Total revenues were $8.8 million for the second quarter ended June 27, 2020 compared with $9.1 million for the second quarter ended June 29, 2019.

Research and development (R&D) expenses for the second quarter of 2020 were $2.2 million compared to $3.3 million for the second quarter of 2019, a 33% decrease year over year. The decline in R&D expenses is due in part to the licensing and sale of our Golden-I Infinity and Solos technologies as part of our commercialization strategy which we commenced in 2019. In fiscal year 2020, we expect our R&D expenditures to primarily focus on our display products, overlay weapon sights and organic light emitting diode (“OLED”) display technologies.

Selling, general and administrative (SG&A) expenses were $2.9 million for the second quarter of 2020, compared to $5.4 million for the second quarter of 2019, a 46% decrease year over year. SG&A decreased for the three and six months ended June 27, 2020 as compared to the three and six months ended June 29, 2019 primarily due to a decrease in compensation expenses including stock-based compensation, bad debt expense, professional fees, information technology expenses, travel and accretion of the NVIS contingent consideration.

The net loss attributable to controlling interest for the second quarter of 2020 was $1.1 million, or 1 cent per share, compared with net loss of $4.3 million, or 5 cents per share, for the second quarter of 2019.

Net cash used in operating activities for the second quarter ended June 27, 2020 was approximately $2.9 million. Kopin's cash and equivalents and marketable securities were approximately $15.3 million at June 27, 2020 as compared to $21.8 million at December 28, 2019.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended June 27, 2020, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 888-254-3590 (U.S. and Canada) or 323-794-2551 (International). The call will also be available as a live and archived audio webcast on the Investor Relations section of Kopin's website at www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of transmissive and reflective active matrix liquid crystal and organic light emitting diode (OLED) micro displays for integration into systems for military, industrial and consumer products. Kopin's technology portfolio includes ultra-small displays, optics, and low-power ASICs. For more information, please visit Kopin's website at www.kopin.com.

Forward-Looking Statements

Statements in this press release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are subject to the safe harbor created by such sections. Words such as "expects," "believes," "can," "will," "estimates," and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such "forward-looking statements," which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to: our expectation that the strength in our defense revenues will continue; our belief that our strong defense business, our full suite of micro displays, OLED micro displays development activities and continued emphasis on efficiently managing our cost structure will enable us to continue our momentum into the second half of 2020 and beyond; and our expectation that our R&D expenditures will primarily focus on our display products, overlay weapon sights and organic light emitting diode (“OLED”) display technologies. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, or as updated from time to time our Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended

	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenues by Category (in millions)
Military Applications	$4.5	$1.8	$8.0	$3.2
Industrial Applications	1.4	2.1	3.6	4.6
Consumer Applications	0.2	0.5	0.4	1.2
Research and Development and other	2.7	4.7	4.7	5.6
Total	$8.8	$9.1	$16.7	$14.6

Stock-Based Compensation Expense
Cost of product revenues	$16,000	$32,000	$30,000	$64,000
Research and development	58,000	84,000	113,000	188,000
Selling, general and administrative	88,000	422,000	177,000	1,102,000
	$162,000	$538,000	$320,000	$1,354,000

Other Financial Information
Depreciation and amortization	$171,000	$174,000	$342,000	$438,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenues:
Net product revenues	$6,670,303	$4,435,401	$12,589,510	$9,049,257
Research and development and other revenues	2,144,343	4,674,732	4,103,742	5,603,801
	8,814,646	9,110,133	16,693,252	14,653,058
Expenses:
Cost of product revenues	4,779,577	5,242,514	10,427,424	11,119,591
Research and development	2,221,154	3,330,202	4,560,902	8,296,918
Selling, general and administration	2,909,366	5,375,671	6,341,457	11,658,474
	9,910,096	13,948,387	21,329,783	31,074,983

Loss from operations	(1,095,450)	(4,838,254)	(4,636,532)	(16,421,925)

Other (expense) income, net	(5,733)	627,230	(92,642)	916,991

Loss before provision for income taxes and net loss (income) from noncontrolling interest	(1,101,183)	(4,211,024)	(4,729,174)	(15,504,934)

Tax provision	(42,000)	(26,000)	(71,000)	(52,000)

Net loss	(1,143,183)	(4,237,024)	(4,800,174)	(15,556,934)

Net loss (income) attributable to noncontrolling interest	21,642	(23,367)	83,114	(34,384)

Net loss attributable to the controlling interest	$(1,121,541)	$(4,260,391)	$(4,717,060)	$(15,591,318)

Net loss per share:
Basic and diluted	$(0.01)	$(0.05)	$(0.06)	$(0.20)

Weighted average number of common shares outstanding:
Basic and diluted	82,569,379	81,950,352	82,552,896	78,459,666

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 27, 2020	December 28, 2019
ASSETS
Current assets:
Cash and marketable securities	$15,262,516	$21,782,244
Accounts receivable, net	6,682,329	6,023,250
Contract assets and unbilled receivables	2,509,258	921,082
Inventory	3,712,047	3,768,696
Prepaid and other current assets	1,397,051	1,269,369

Total current assets	29,563,201	33,764,641

Plant and equipment, net	1,328,207	1,473,341
Operating lease right of use assets	2,260,319	2,753,963
Equity investments	4,222,896	4,537,159
Other assets	253,750	517,411

Total assets	$37,628,373	$43,046,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,068,658	$3,998,234
Accrued expenses	4,638,925	4,947,990
Operating lease liabilities	1,077,756	1,041,695
Taxes payable	506,000	525,000
Contract liabilities and billings in excess of revenues earned	1,687,403	796,794

Total current liabilities	10,978,742	11,309,713

Other long term liabilities	1,352,898	1,353,600
Operating lease liabilities, net of current portion	1,236,818	1,791,590

Total Kopin Corporation stockholders' equity	24,160,053	28,608,635
Noncontrolling interest	(100,137)	(17,023)
Total stockholders' equity	24,059,916	28,591,612
Total liabilities and stockholders' equity	$37,628,373	$43,046,515

Contacts

For Further Information Please Contact:

Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com